Exhibit 10.14

CARTER CREEK PROJECT PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 9th day of January, 2004, by and between Thomasson Partner Associates, Inc., whose mailing address is 1410 High Street, Denver, CO 80218 (hereinafter referred to as “Thomasson”) and Fellows Energy Ltd., a Nevada Corporation, whose mailing address is 8716 Arapahoe Road, Boulder, CO 80303 (hereinafter referred to as “Fellows”), regarding the purchase of an oil and gas exploration project and certain oil and gas leasehold interest associated therewith. Thomasson and Fellows shall herein be collectively referred to as the “Parties.”

WHEREAS, Thomasson is an oil and gas exploration company engaged, among other activities, in the business of developing oil and natural gas plays, projects and prospects and selling such plays, projects and prospects to other oil and gas exploration companies; and

WHEREAS, Thomasson has developed an oil and gas exploration project located in Converse County, Wyoming, described as the Carter Creek Project (hereinafter referred to as “Project”), the area of which is more fully described herein; and

WHEREAS, without expressing any warranty of title, either expressed or implied, Thomasson represents that it is the owner of certain oil and gas leasehold located in Converse County, Wyoming, as described on Exhibit “A” attached hereto and made a part hereof, (herein referred to as “Leases”):

WHEREAS, Fellows is an oil and gas exploration company and desires to purchase the Project and the Leases; and

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

WHEREAS, Fellows and Thomasson desire to enter into this Project Purchase Agreement (hereinafter referred to as “Agreement”), whereby Fellows shall purchase the Project and the Leases from Thomasson for certain considerations (as defined and provided for herein) in exchange for Thomasson providing Fellows with an assignment of the Leases and the right to participate in the exploration, development and production of oil and gas within the Project.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. EXHIBITS TO THIS AGREEMENT. The Exhibits attached to this Agreement and by this reference incorporated herein are as follows:

Exhibit “A” – Description of Leases.

Exhibit “B” – Well Data and Notification Requirements.

II. EFFECTIVE DATE. The effective date for this Agreement shall be January 1, 2004 (hereinafter referred to as “Effective Date”).

III. CLOSING DATE. Closing of the transaction contemplated herein shall be in the offices of Thomasson on or before January 9, 2003, or on a date and at a location that is mutually acceptable to the Parties (hereinafter referred to as “Closing Date”).

IV. CONFLICT OF AGREEMENTS. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties with regard to the Project.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

V. REPRESENTATION OF OWNERSHIP. Thomasson, without expressing any warranty of title, either expressed or implied, represents that it owns and has the right to sell the Project and the Leases that cover approximately 10,678.69 net acres.

VI. PURCHASE PRICE FOR THE LEASES. Within thirty-five (35) days from the execution date of this Agreement and subject to the title examination provisions set forth herein, Fellows shall pay Thomasson an amount equal to * Dollars ($* per net acre for the Leases or the sum of * Dollars ($*) (hereinafter referred to as “Purchase Price”).

VII. THOMASSON’S ASSIGNMENT OF THE LEASES. Upon payment of the Purchase Price by Fellows to Thomasson as provided for herein, and subject to the title examination provisions set forth herein, Thomasson shall immediately provide Fellows with an assignment of all of Thomasson’s right, title and interests in and to the Leases. Said assignments shall (i) be made without warranty of title, either expressed or implied, except by through and under Thomasson, (ii) be subject to an overriding royalty interest in favor of Thomasson, as described in Article XI hereof, and (iii) be made effective as of the Effective Date. All assignments made pursuant to this Agreement shall be made on assignment forms mutually agreed on by the Parties, which shall be recordable in the official record of Converse County, Wyoming. Thomasson further agrees to provide Fellows with any other documentation deemed necessary by Fellows to effectuate the transfer of all of Thomasson’s right, title and interest in and to the Leases.

VIII. TITLE REVIEW AND CURATIVE. Immediately after the Closing Date Thomasson shall provide Fellows with reasonable access to Thomasson’s land files and records, and other such information (including any contracts and agreements), concerning the Leases. Within thirty (30) days from the Closing

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Date Fellows shall notify Thomasson in writing of any title defects, which Fellows may have identified as pertaining to Leases. Fellows’ written notice shall identify any such defective Leases, the nature of the defect and the number of net acres affected thereby. Any Leases not identified in said written notice shall be used to calculate the Purchase Price as set in Article VI. Upon receipt of Fellows’ written notice identifying any such defects, Thomasson shall have ninety (90) days to cure any such title defects. If Thomasson is unable to cure any such title defects to Fellows’ satisfaction within the time allowed, Fellows may elect to either waive such defects and pay Thomasson an amount equal to * Dollars ($*) per net acre covered by any such defective Leases or reject such defective Leases and not pay Thomasson. If Thomasson is able to cure any such title defects to Fellows’ satisfaction within the time allowed, Fellows shall pay Thomasson the amount of * Dollars ($*) per net acre for the applicable Lease(s) within five (5) business days after receipt of the proper title curative. Failure or defect of title, as used in this Agreement shall relate to defensible title and provide Fellows with leasehold that is free and clear of any and all burdens, encumbrances, charges and liens, except as to the Thomasson’s ORRI set forth herein; provided, however, that no title defect may be asserted by Fellows in connection with matters that are customarily acceptable defects, including, without limitation, Federal and State Lease stipulations, defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey, and failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation.

IX. PROJECT AREA OF MUTUAL INTEREST. The Parties hereby agree to form an Area of Mutual Interest (hereinafter referred to as the “AMI”) defined to include all of the following lands in Converse County, Wyoming:

All of Townships *

All of Townships *

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

X. TERM OF AMI. The AMI defined herein shall terminate upon the earlier of (i) five (5) years from the Effective Date, (ii) termination by the mutual written agreement of the Thomasson and Fellows, or (iii) abandonment of the Carter Creek County Project by Fellows as provided for in Article XIII of this Agreement. Any termination of this agreement will not affect obligations concerning leases acquired and wells drilled within the AMI prior to termination.

XI. THOMASSON’S OVERRIDING ROYALTY. In addition to its Purchase Price and other consideration defined herein, Thomasson shall also receive from Fellows an assignment of an overriding royalty interest (hereinafter referred to as “Thomasson’s ORRI”) on any oil and gas leasehold interest acquired, or caused to be acquired, by Fellows within the AMI during the term of such AMI, based on the following sliding scale:

Fellows Net Revenue Interest (NRI)**	Thomasson’s ORRI
NRI 85.0% to 87.5%	Thomasson’s ORRI = *
NRI 83.0% to 84.99%	Thomasson’s ORRI = *
NRI 82.0% to 82.99%	Thomasson’s ORRI = *
NRI 81.0% to 81.99%	Thomasson’s ORRI = *
NRI less than 81.0%	Thomasson’s ORRI = *

**	Fellow’s NRI shall be based on a Working Interest of 100%

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Any assignment of any overriding royalty interest made in favor of Thomasson under the Agreement shall (i) be reduced proportionately to the working interests acquired by Fellows and the mineral estates leased thereby (to the extent title has not failed in any of the underlying leasehold interests); (ii) be free of all drilling, development, production, operating and overhead costs and expenses; (iii) bear and pay its proportionate share of post-production costs up to the point of sale (including but not limited to transportation, dehydration and processing costs), gross production taxes, pipeline taxes, ad valorem taxes and other taxes assessed against the gross production attributable to said overriding royalty interests; (iv) be assigned to Thomasson within ninety (90) days of Fellows acquiring said working interests and/or leasehold interests; and (v) apply to any and all renewals and/or extensions of the working interests and/or leasehold interests in the AMI which are subject to said overriding royalty.

XII. FELLOWS’ EXPLORATION WORK OBLIGATIONS WITHIN THE AMI. Fellows agrees to perform the following exploration work obligations within the AMI:

A. Leasehold Acquisition. Fellows shall, within twenty-four (24) months from the Effective Date use its best efforts to acquire a minimum of five thousand (5,000.00) net leasehold acres either under oil and gas leases or under options to acquire oil and gas leases.

B. 3-D Seismic. Within twenty-four (24) months from the Effective Date, Fellows agrees to acquire an amount of 3-D seismic data, as agreed upon by Thomasson and Fellows, and have shall said 3-D seismic data interpreted so as to determine a minimum of one (1) potential well location.

C. Exploratory Wells. Within thirty-six (36) months from the Effective Date, Fellows agrees to commence, or caused to be commenced, one (1)

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

vertical test well with a minimum of two laterals within the bore hole of said well and that such well shall be drilled to a depth sufficient to test the Dakota Formation. If Fellows fails to commence, or causes to be commenced, said test well in the aforementioned time period, then Fellows shall pay Thomasson the sum of Fifty thousand and no/100 Dollars ($50,000.00).

XIII. ABANDONMENT OF THE CARTER CREEK PROJECT. Fellows shall have the right to elect in writing to abandon the Carter Creek Project during the term of the AMI. If Fellows should elect in writing to abandon the Carter Creek Project during the AMI, Fellows shall provide Thomasson a cost free assignment of any and all leasehold acquired by Fellows within the AMI. Such assignment shall be made to Thomasson within sixty (60) days of the date of Fellows’ election. This Agreement shall terminate upon receipt of such assignment. Any such assignments of leasehold made to Thomasson from Fellows’ abandonment of the Carter Creek Project shall be free and clear of any and all burdens except those of record at the time of Fellows’ acquisition of said leasehold. The applicable drill site spacing units of any wells drilled by Fellows, or caused to be drill by Fellows, which are producing, or capable of producing, shall be exempted from such assignments. In the event Fellows elects to sell the Project or any of the leasehold acquired under this Agreement, Fellows agrees to notify Thomasson in writing of such election, and may also provide, at Fellow’s sole discretion, Thomasson with the preferential right to market the Project and such leasehold on behalf of Fellows. In such event, and in the event Thomasson is thereafter successful in marketing the Project, any proceeds received by Fellows from Thomasson’s marketing of the Project, associated leasehold and/or geophysical data, which is greater than the actual costs incurred by Fellows for such items, shall be allocated seventy five percent (75.0%) to Fellows and twenty five percent (25.0%) to Thomasson.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

XIV. REASSIGNMENT RIDER. Any assignment of leasehold acquired by Fellows pursuant to this Agreement shall be subject to a reassignment rider in favor of Thomasson. Said reassignment rider shall provide that Thomasson receives a forty-five (45) day written notice prior to the rental anniversary date of any lease on which Fellows elects not to pay delay rentals. Said reassignment rider shall also provide that Thomasson shall respond in writing within fifteen (15) days of receipt of such written notice and give its election as to whether or not Thomasson shall pay such rentals and take a reassignment of any such lease. Thomasson’s failure to respond in writing within the aforementioned fifteen (15) day period shall be deemed as Thomasson’s election not to pay rentals and not to take assignment of said lease. Fellows shall have no liability for inadvertent failures or omissions to provide the foregoing notices to Thomasson.

XV. THOMASSON’S OPTION TO PARTICIPATE. Thomasson shall have the right to elect in writing to acquire up to a non-promoted ten percent (10%) working interest in the second well drilled, or caused to be drilled, by Fellows within the AMI. Should Thomasson elect to participate in the second well drilled by Fellows, it will also have an on-going right to participate at cost up to a ten percent (10%) working interest in all additional wells subsequently drilled, or caused to be drilled, by Fellows in the AMI. Should Thomasson elect not to participate in the second well or any additional wells within the AMI, then it shall be deemed to have relinquished any further participation rights in the AMI. Thomasson shall notify Fellows of its election in writing within thirty (30) days after receipt of notice of the proposal for the initial well or subsequent wells proposed by Fellows in the AMI. Failure to respond within such thirty (30) day period shall be deemed an election by Thomasson not to participate in the proposed well or any subsequent wells proposed by Fellows in the AMI.

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

XVI. JOINT OPERATING AGREEMENT. Upon Thomasson’s election to participate as a working interest owner in the AMI under terms of this Agreement, the Parties shall promptly enter into a mutually agreed Joint Operating Agreement (hereinafter referred to as “JOA”). If a JOA already exists covering the AMI or any leasehold acquired by Fellows with the AMI, then Thomasson’s working interest will be subject to said existing JOA.

XVII. ACCESS TO LAND, GEOLOGICAL AND SEISMIC INFORMATION. Thomasson, its agents, representatives and employees, at Thomasson’s sole risk and expense, shall have reasonable access at all times to the rig floor of any well drilled, or caused to be drilled by Fellows or its designee, within the AMI, and shall at all times be subject to the operator’s safety requirements. Further, during the term of the AMI or according to the terms of any applicable operating agreement, Thomasson shall be supplied, as soon as is practicable, with copies of all tests, logs and drilling reports that are taken in any well drilled, or caused to be drilled, by Fellows within the AMI. Such information shall be provided to Thomasson without regard as to whether Thomasson owns a working interest under such well or wells and shall be provided according to the data and notification requirements set out in Exhibit “B” attached hereto. Thomasson shall be allowed access to land data within the AMI and shall be allowed to use any and all seismic data, whether trade or proprietary, that Fellows may acquire within the AMI, subject to the terms of any agreements governing the use of such data. Such data shall include, without limitation, title reports, title opinions, well reports, logs or other pertinent well data, proprietary seismic data, areo-mag surveys and the final processed formats of any such data. Thomasson’s use and/or working of such data shall be as a consultant for Fellows. Thomasson agrees that it will hold any such well and seismic data in confidence, and agrees to use such well and seismic data only for its own internal purposes or for the benefit of assisting Fellows in the development of AMI, subject to the period of

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

confidentiality described in Article XXIII hereof. All seismic data, whether trade or proprietary, acquired by Fellows and furnished to Thomasson shall remain the property of Fellows and shall be returned to Fellows upon the termination of this Agreement.

XVIII. NOTICES. All notices and other communications required or permitted by the terms of the Agreement or any notices that one party may desire to give to the other party shall be in writing, unless otherwise specifically provided, and shall be deemed to have been properly delivered if personally handed to an authorized representative of the party for whom intended, or sent by overnight delivery service, or facsimile (with written confirmation of a successful transmission), and addressed to the Parties to whom the notice is given at the address listed below or such other addresses as any party may from time to time designate by notice in writing to the other party. The originating notice to be given under any provision hereof shall be deemed to be given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date that said originating notice is received. A response shall be deemed returned when deposited in the mail or with overnight delivery service or facsimile (with written confirmation of a successful transmission), with postage or charges prepaid. Each party shall have the right to change its address at any time or from time to time by giving written notice thereof to all other Parties. Notices by Parties hereto shall be promptly given in writing and shall be delivered as follows:

Thomasson Partner Associates, Inc.

Attn: Mr. M. Ray Thomasson

1410 High Street

Denver, CO 80218

Phone: 303-436-1930

Fax: 303-322-2288

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Fellows Energy Ltd.

Attn: Mr. George Young

8716 Arapahoe Road

Boulder, CO 80303

Phone: 303-799-9015

Fax: 303799-9017

XIX. RELATIONSHIP OF THE PARTIES. The duties, obligations, and liabilities of the Parties hereto are intended to be several and not joint or collective. This Agreement is not intended to create, and shall not be construed to create an association or trust, or to impose a partnership, duty, obligation, or liability with regard to any one or more of the Parties hereto. Each party hereto shall be individually responsible for its own obligations as herein provided.

XX. LAWS AND REGULATIONS. The Parties, in conducting all operations under this Agreement, shall comply with all applicable state and federal laws, rules and regulations.

XXI. MODIFICATIONS. No change, modification or alteration of this Agreement shall be valid unless the same is made in writing, signed by the Parties hereto, and no course of dealing between the Parties shall be construed to alter the terms hereof.

XXII. MEDIATION AND ARBITRATION. Any controversy or claim (“claim”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

clause) arising out of or related to this Agreement (including amendments or extensions), or the breach or termination thereof shall be first submitted to a mutually agreed neutral third party for mediation. If mediation is not successful, then such controversy or claim shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 through 16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and the judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitration shall be held in Denver, Colorado, or such other location as agreed to by the parties, and there shall be one arbitrator who must be knowledgeable in oil and gas exploration matters. Such arbitrator shall be chosen subject to the rules and procedures as provided by the CPR Institute for Dispute Resolution. The arbitrator shall determine the claims of the parties and render a final award in accordance with the substantive law of the State of Colorado, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. Except as required by law (and then only after prior notice to the other party), no party shall disclose the facts of the underlying dispute or the contents or results of the arbitration without the prior consent of all parties. Any claim by either party shall be time-barred if the asserting party does not give written notice to the other party or commence mediation with respect to such claim within two years after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any claim of a defending party (including any counterclaim or claim of setoff) shall be tolled while the mediation and/or arbitration is pending. The obligation to arbitrate any claim shall extend to the successors, assigns and third party beneficiaries of the parties. The terms hereof shall not limit any obligations of a party to defend, indemnify or hold harmless another party against court proceedings or other claims, losses, damages or

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

expenses. The arbitrator shall order the parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a party, to produce other relevant documents, to answer up to ten interrogatories (including subparts), to respond to up to ten requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing, all witnesses that such party has listed and up to four other persons within such party’s control. Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator upon a finding of good cause. Each party shall bear its own costs, expenses and attorney’s fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney’s fees in connection with such court proceeding. In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a party may, notwithstanding any other provision of this agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrator (or in any event for longer than sixty (60) days). If any part of this arbitration provision is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this provision.

XXIII. CONFIDENTIALITY. Fellows and Thomasson agree that all data and information generated as a result of this Agreement (hereinafter referred to as “Confidential Information”) will be considered the Confidential Information of both of them. Provided, however, Confidential Information shall not include data or information that is generally available to the public other than through acts by either Party in violation of this Agreement or was in possession of a Party prior to

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Effective Date of this Agreement, subject to the following, or that Fellows reasonably believes must be disclosed in order to comply with securities laws or regulations or any other laws or regulations to which Fellows is subject:

A. During the term of this Agreement each Party may disclose Confidential Information only to its direct employees, and to its subsidiaries or affiliates, agents, advisors or representatives who have agreed, prior to being given access to the Confidential Information, to be bound by the terms herein. After the effective termination date of this Agreement and the AMI any geological or geophysical data gathered by the Parties, which is relevant to a Carter Creek Project, may be used by either Party and divulged to third parties for the purpose of selling or promoting geological or geophysical ideas or concepts. Provided, however, the use of any licensed geophysical data will be strictly limited to the terms to any agreements governing the use of such data.

B. Neither party shall use said Confidential Information for any purpose other than the uses contemplated by this Agreement.

C. The Parties shall maintain the confidentiality of the Confidential Information (including the terms and conditions of this Agreement) and shall not disclose the Confidential Information to any person, firm, corporation or association, except as mutually agreed, and specified in A. above.

D. The Parties shall, subject to mediation and arbitration as provided under this Agreement:

1. Be liable to one another and to each of its directors, servants, agents and employees for all losses, damages, costs (including reasonable legal costs as between legal counsel and their own client) and expenses which each Party and each of its directors, servants, agents and employees may suffer sustain, pay or incur as a direct

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

result of a breach of the confidentiality obligations set out in this Agreement by the other Party; and,

2. Indemnify each other and each of its respective directors, servants, agents and employees against all actions proceedings, claims, demands and costs (including reasonable legal costs as between legal counsel and their own client) which may be brought against or suffered by each Party and each of its directors, servants, agents and employees that they may suffer, sustain, pay or incur that result directly from any breach of the confidentiality obligations set out in this Agreement by the other Party, its directors, officers and employees. Each Party shall be entitled to injunctive relief to prevent a breach or breaches of the confidentiality obligations of this Agreement.

E. In the event either Party or its representatives are required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar process) to disclose any Confidential Information, the disclosing Party shall provide the other Party with prompt notice of such requirement in order to afford the other Party an opportunity to seek an appropriate protective order. However, if the other Party is unable to obtain or does not seek such protective order and the disclosing Party or its representatives are, in the opinion of their counsel, required to disclose Confidential Information, disclosure of such information may be made without liability.

XXIV. JURISDICTION. The terms and conditions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado. This Agreement shall, in every regard, be treated as a contract made in the State of Colorado. To the extent any such matters are not subject to arbitration

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

under Article XXII, the Parties irrevocably submit to the jurisdiction of the courts of the State of Colorado and the courts of appeal there from in respect to the interpretation and construction of the terms and conditions of this Agreement.

XXV. ENTIRE AGREEMENT. No amendments shall be made to this Agreement unless in writing and executed by the parties. This Agreement supersedes all other prior agreements, documents, writings and verbal understandings among the Parties, regarding the Project and the Leases.

XXVI. MISCELLANEOUS. This Agreement may be executed in one document, signed by all Parties, or in a number of counterparts; and when executed in counterpart, all such counterparts shall constitute one document. This Agreement and Exhibits, attached hereto and made a part hereof, shall inure to the benefit of and be binding upon the Parties, their successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement this 9th day of January, 2004.

THOMASSON PARTNER ASSOCIATES, INC.

By:
Terry J. Mather, as attorney-in-fact

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

FELLOWS ENERGY LTD.

By:
George Young, President

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

STATE OF COLORADO	)
) ss
COUNTY OF DENVER	)

Before me, the undersigned, a Notary Public in and for said County and State, on this              day of                     , 2004, personally appeared Terry J. Mather as attorney-in-fact for Thomasson Partner Associates, Inc., to me known to be the identical person who subscribed the name thereof to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the date above written.

My Commission Expires:

Notary Public

Address:

STATE OF COLORADO	)
) ss
COUNTY OF DENVER	)

Before me, the undersigned, a Notary Public in and for said County and State, on this              day of                     , 2004 personally appeared George Young, as President of Fellows Energy Ltd, to me

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

known to be the identical person who subscribed the name thereof to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the date above written.

My Commission Expires:

Notary Public

Address:

*	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.